EXHIBIT 107

Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-267788

CALCULATION OF REGISTRATION FEE

Tilray Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c)	38,500,000(1)	$2.38(2)	$91,630,000	$0.0001102	$10,097.63
Total Offering Amounts					$91,630,000		$10,097.63
Total Fees Previously Paid							—
Total Fee Offsets(3)							—
Net Fee Due							$10,097.63

(1)	Represents shares of common stock of the Registrant.
(2)
Estimated in accordance with paragraph (c) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.38, which represents the average of the high and low price per share of Registrant’s common stock on May 25, 2023 as reported on the Nasdaq Global Select Market.

(3)	The Registrant does not have any fee offsets.